EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 19 day of November, 2005, by and between MICROS SYSTEMS, INC., a Maryland corporation, with offices located at 7031 Columbia Gateway Drive, Columbia, Maryland 21046 (hereinafter referred to as the "Company"), and Jennifer M. Kurdle, whose current home address is 14721 Triadelphia Road, Glenelg, Maryland 21737 (hereinafter referred to as the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment;

WHEREAS, the Executive possesses skills and experience which the Company believes are of substantial value and importance to the success of the Company's business operations; and

WHEREAS, the Executive is willing to make her services available to the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and the conditions and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

2. Duties. During the term of employment, the Executive shall serve as Executive Vice President, L&E Business Unit, and as such, she shall have general responsibility for all matters pertaining to this unit and she shall perform such other reasonable duties as the President and CEO of the Company may assign, from time to time.

3. Term. The term of this Agreement shall commence upon the day and year first above written ("Commencement Date") and shall continue for three years automatically renewable each year for a one year period unless sooner terminated, as provided herein.

4. Salary. The Executive's annual base salary shall be $ 281,000, payable in equal bi-weekly installments. The Executive's salary shall not be reduced during the term hereof, and shall be increased during the term hereof in a manner no less favorably and at increments no less frequently than those increases accorded to similarly situated Company executives.

5. Bonuses. In addition to her salary, the Executive shall be entitled to receive a bonus for the fiscal year of the Company ending June 2006 in an amount of $150,000 (the "Target Bonus"). The Executive shall also be entitled to receive a bonus for all other fiscal years hereunder, or portion thereof, in an amount not less than $150,000, which shall not be reduced and shall be increased during the term hereof in a manner no less favorably and at increments no less frequently than those increases accorded to similarly situated Company executives. The Executive's Target Bonus for each fiscal year, or portion of a fiscal year, shall be due and payable if the fiscal year bonus objectives of the Executive ("Objectives"), as reasonably determined by the President and CEO prior to the commencement of each such fiscal year, are met; provided, however, that, consistent with the Company's executive bonus plan, the bonus may be increased for any fiscal year in which the Company performance exceeds Objectives or decreased for any fiscal year in which the Company performance falls below Objectives, and provided further that in no event shall the bonus paid to the Executive for any fiscal year of the Company exceed 200% of Target Bonus. Any bonus required to be paid pursuant to this Section 5 shall be paid by the Company to the Executive within ninety (90) days following the close of the fiscal year of the Company to which such bonus applies.

6. Stock Option. Within ninety (90) days following the commencement of each fiscal year hereunder, the Company shall grant to the Executive the right to purchase common stock of the Company ("Common Stock") for such consideration and in such amounts as is consistent with the terms of the Company 1991 Stock Option Plan or a successor employee stock option plan. Notwithstanding the right herein granted, the Company's obligation to grant to the Executive the right to purchase the additional Common Stock shall not arise until such time as shares of Common Stock are available under the Company Plan or a successor employee stock option plan. The Company agrees to use its best efforts to take such steps or cause the required steps to be taken which will enable the Common Stock to become available for option grants.

7. Expenses. The Company shall reimburse the Executive for all expenses incurred in connection with the performance of her duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses.

8. Fringe Benefits. During the term of this Agreement, the Executive shall be entitled to participate in any and all fringe benefit plans, programs and practices sponsored by the Company for the benefit of its executive employees. Without limiting the generality of the foregoing, the Executive shall be entitled to the following benefits (regardless of whether such benefits are provided to other executives):

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(a) Comprehensive medical insurance.

(b) Dental insurance.

(c) Group term life insurance.

(d) Long-term disability insurance.

9. Vacation Leave, etc.

(a) Vacation Leave. The Executive shall be entitled to vacation each year in a manner no less favorable than that accorded to similarly situated Company executives. Unused vacation time shall not accumulate from year to year. The Executive may take her vacation at such time or times as shall not interfere with the performance of her duties under this Agreement.

(b) Sick Leave and Holidays. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

10. Restrictive Covenant. The Executive agrees that during her employment with the Company, and for a period of one (1) year following the termination of her employment for any reason whatsoever, he shall not (a) engage, directly or indirectly, in any computer hardware or computer software business which is competitive with the business now, or at any time during the term of the Executive's employment, conducted by the Company; or (b) solicit (directly or indirectly, for her own account, or for the account of others) orders for services or products of a kind or nature like or similar to services performed or products sold by the Company during the term of the Executive's employment with the Company, from any party that was a client (or customer) of the Company, or which the Company was soliciting to be its client (or customer) during the twelve (12) month period preceding the date of the Executive's termination of employment. The Executive further agrees that she shall not, at any time, directly or indirectly, urge any client (or customer) of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

For the purposes of this Section 10, the Executive will be deemed directly or indirectly engaged in a business if she participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if she controls such business. The Executive shall not for purposes of this Section 10 be deemed a stockholder or lender if she holds less than two percent (2%) of the outstanding equity or debt of any publicly owned corporation engaged in the same or similar business to that of the Company, provided that the Executive shall not be in a control position with regard to such corporation.

11. Maintaining Confidential Information.

(a) Company Information. The Executive agrees at all times during the term of her employment and for a period of one (1) year thereafter to hold in strictest confidence, and not to use, or to disclose to any person, firm or corporation, without the written authorization of the President and CEO of the Company except if such is to be used or disclosed for the benefit of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such shall include information relating to products, processes, know-how, designs, formulas, methods, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

(b) Third Party Information. The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Executive agrees that she owes the Company and such third parties, both during the term of her employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party).

12. Prior Employees. For a period of one (1) year following the termination of the Executive's employment with the Company for any reason whatsoever, with or without cause, the Executive shall not, whether as an individual or as a proprietor, stockholder, partner, officer, director, employer, employee, agent, consultant, independent contractor or otherwise, recruit or employ, directly or indirectly, for her own business or any business in which she has an ownership interest, is employed with, or is otherwise affiliated with, any individual who was an employee of the Company within the period of twelve (12) months preceding the effective date of termination of the employment of the Executive, unless the Company shall so otherwise consent in writing.

13. Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant contained in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to scope, geographic area and duration.

14. Other Employment. For valuable consideration received by the Executive (without regard to her continued employment by the Company), the Executive agrees that during the period of her employment by the Company she will devote her full time and energy to the performance of her duties under this Agreement, and will not, without the

Company's express written consent, engage in any other employment or business activity directly related to the business in which the Company is now involved, or becomes involved, nor will he engage in any other activities which directly conflict with her obligations to the Company.

15. Prior Agreements. The Executive warrants that she is not prohibited from performing any of the services required by her employment with the Company under the terms of any prior employment agreement or restrictive covenant.

16. Termination of Employment.

(a) Certain Defined Terms.

(1) "Disability" shall mean the continuous and uninterrupted inability of the Executive to perform her duties hereunder due to the sickness or injury of the Executive which persists for a period of one hundred eighty (180) days or more.

(2) "Good Cause" shall mean (i) the criminal acts of the Executive which result in the Executive being charged with and convicted of a felony and which are intended to result directly or indirectly in substantial gain or personal enhancement of the Executive at the expense of the Company; (ii) the determination by a court of competent jurisdiction that there has been a willful or intentional breach by the Executive of either Section 10 hereof (restrictive covenant) or Section 11 hereof (maintaining confidential information) in a manner which results in material and substantial direct economic harm or damage to the Company; or (iii) the material, repeated and documented failure by the Executive over a six (6) consecutive month period to perform substantially her duties and responsibilities hereunder in accordance with reasonable business practices and expectations, which such failure is not remedied within ninety (90) days after receipt of written notice from the Company of such failure to perform.

(3) "Good Reason" shall mean:

a) An assignment by the Company to the Executive, without her express written consent, of any material duties which are inconsistent with her position, duties, responsibilities and status as Executive Vice President, L&E Business Unit of the Company;

b) Any action taken by the President and CEO, the Company or its Board of Directors to reduce the Executive's salary, Target Bonus (if inconsistent with the terms of Section 5 above) or fringe benefits, without the express written consent of the Executive; or

c) The Company's failure to obtain the agreement of any successor in interest of the Company to assume the obligations of the Company under this Agreement.

(b) Termination Events.

(1) Death. The Executive's employment shall be terminated upon her death.

(2) Disability. The Executive's employment shall be terminated upon her Disability.

(3) By the Company for Good Cause or Other Reasons. The Executive's employment may be terminated by the Company for: (i) Good Cause or (ii) upon fifteen (15) days written notice, for any other reason.

(4) By the Executive for Good Reason or Other Reasons. The Executive may terminate this Agreement (i) for Good Reason or (ii) upon fifteen (15) days prior written notice, for any other reason.

(c) Termination Payments.

(1) Payment Upon Death. Upon the termination of employment of the Executive due to her death, the Company shall cause to be paid over to the designated beneficiary or to the personal representative of the estate of the Executive, any and all proceeds of life insurance policies maintained by the Company for the benefit of the Executive. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

(2) Payment Upon Disability. Upon the termination of employment of the Executive due to her Disability, the Executive shall be entitled to the payments paid pursuant to the disability insurance policies maintained by the Company for the benefit of the Executive. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

(3) Payment Upon Termination By The Company. If the Company terminates the Executive's employment for any reason other than Good Cause, the Executive shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the Executive's termination of employment, all of the salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Executive's termination of employment and ending the third year anniversary of this Agreement.

If the Company terminates Executive's employment for Good Cause, the Executive shall be entitled to salary through the date of termination. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

(4) Payment Upon Termination By The Executive. If the Executive terminates her employment with the Company for Good Reason, she shall be entitled to receive from the Company and the Company shall pay to the Executive in one lump sum, within fifteen (15) days following the date of the Executive's termination of employment, all of the

salary and Target Bonus payments provided for in Sections 4 and 5 of this Agreement for the period beginning on the date of the Executive's termination and ending on the third year anniversary of this Agreement.

If the Executive terminates this Agreement for any reason other than Good Reason, she shall be entitled to salary through the date of termination. Any and all salary and Target Bonus payments shall thereupon cease and terminate.

17. Remedies. The parties hereto acknowledge that a breach of any of the terms of the provisions set forth in this Agreement may not be fully or adequately compensable by the award or payment of monetary damages and may cause immediate, substantial and irreparable injury to the non-breaching party. The parties hereto therefore agree and consent that in addition to any award of damages that the non-breaching party may be entitled to recover, the non-breaching party shall also be entitled to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, including the entry of a decree of specific performance, or any other applicable order, which shall require performance and/or limit activities in accordance with the terms of this Agreement. The Executive expressly acknowledges and agrees: (a) that the restrictions set forth in this Agreement are reasonable, in terms of scope, duration, and otherwise, (b) that the protections afforded to the Company in this Agreement are necessary to protect its legitimate business interest, (c) that the restrictions set forth in this Agreement will not adversely affect the Executive's ability to obtain gainful employment in her field of expertise or other related employment comparable to the Executive's employment with the Company, and (d) that this agreement to observe such restrictions forms a material part of the consideration for this Agreement and her employment by the Company.

18. Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if in writing, and if delivered personally or sent by registered or certified mail, return receipt requested, to the addresses of the respective parties set forth herein, or such other address as either party so notifies the other of in writing from time to time.

19. Waiver of Breach. The waiver of any breach of any provision hereunder by either party shall not be construed or operate as a waiver of any subsequent breach.

20. Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Executive, her heirs, personal representatives, successors and assigns. Because the duties of the Executive hereunder are special, personal and unique in nature, the Executive may not transfer, sell or otherwise assign her obligations under this Agreement.

21. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Maryland, excepting the conflict of law rules of the State of Maryland, as if this contract were made and to be performed entirely within the State of Maryland.

22. Entire Agreement. This Agreement contains the entire agreement of the parties and may not be amended, modified or terminated except by a written instrument executed by both parties hereto.

23. Captions. Paragraph captions shall be used exclusively for purposes of reference and shall not be considered part of the substantive agreement of the parties.

24. Severability. The restrictions and the rights and remedies contained in this Agreement are cumulative and severable. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be enforced to the fullest extent permitted by law.

25. Costs of Breach. The parties hereto agree that in the event of any breach by either the Company or the Executive of any covenant, agreement, term, condition or obligation contained in this Agreement, the non-breaching party shall be entitled to all attorneys' fees, court costs and other litigation expenses incurred by the non-breaching party as a result of such breach.

26. Notice of Employment. During the period of restraint imposed by this Agreement, the Executive shall provide immediate written notice to the Company of each instance of employment, agency or consultancy in which the Executive becomes involved, including, but not limited to, the location and nature of the services rendered and the identity of the person or entity on whose behalf the services are rendered.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall together constitute but one document.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first written above.

ATTEST:

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[Corporate Seal]

WITNESS:

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COMPANY:
MICROS SYSTEMS, INC.

By: ______________________ (SEAL)
A. L. GIANNOPOULOS
Chairman, President and CEO

EXECUTIVE:
Jennifer M. Kurdle,
Executive Vice President,
L&E Business Unit

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